Exhibit 99.1

FENNEC ANNOUNCES NEW CHAIRMAN OF THE BOARD

Research Triangle Park, NC, December 9, 2015 – Fennec Pharmaceuticals Inc. (TSX: FRX, OTCQB: FENCF), a specialty pharmaceutical company focused on the development of Sodium Thiosulfate (STS) for  the prevention of platinum-induced ototoxicity in pediatric patients, announced the appointment of Khalid Islam, PhD, as Chairman of the Board of Directors of Fennec. Dr. Islam has served as an independent director of Fennec since April 2014.

Dr. Khalid Islam brings over 25 years of pharmaceutical and biotechnology experience including Chairman and CEO of Gentium S.p.A. (a Nasdaq-listed company; 2009-2014) where he led the transition from a loss-making to a cash-flow positive and profitable company. Under his leadership, the company value increased from US$25 million leading to a successful all cash US$1 billion merger with Jazz Pharmaceuticals, plc.

“2016 is an important year for Fennec as we determine the path for regulatory approval for STS, our lead clinical candidate for the prevention of platinum induced ototoxicity in pediatric patients,” said Dr. Islam. “I am excited to continue working with the Fennec team and board on our very important goal of addressing this unmet medical need for patients treated with cisplatin chemotherapy.”

About Dr. Khalid Islam

Dr. Khalid Islam was the Chairman and CEO of Gentium S.p.A. (a Nasdaq-listed company; 2009-2014) where he led the transition from a loss-making to a cash-flow positive and profitable company. Under his leadership, the company value increased from US$25 million leading to a successful all cash US$1 billion merger with Jazz Pharmaceuticals, plc. From 1999-2008, Dr. Islam was President and CEO of Arpida AG where he transitioned the early-stage start-up to a SWX-listed company and raised US$300 million in the IPO and follow-ons. From 1987-1999, he held various positions in HMR & MMD (now Sanofi-Aventis). From 1977-1987, Dr. Islam worked in academia at Imperial College (Univ. of London) and in Milan University, where he was a contract professor. Dr. Islam is a graduate of Chelsea College and received his Ph.D. from Imperial College, University of London. He holds several patents and has published over 80 articles in leading journals.

He is an advisor to the venture group Kurma Biofund (Paris). He is a founder/co-founder of Sirius Healthcare Partners GmbH (Zurich), PrevAbr LLC (D.C.), BioAim LLC (L.A.) & Life Sciences Management GmbH (Zug). Dr. Islam serves on the board of Karolinska Development (Sweden), MolMed S.p.A. (Italy) both of which are traded publicly, and the private company OxThera (Sweden). In the past, he has served as Chairman of the Board of Directors of Pcovery Aps (Copenhagen), Adenium Aps (Copenhagen) and C10 Pharma AS (Oslo).

About Sodium Thiosulfate (STS)

Cisplatin and other platinum compounds are essential chemotherapeutic components for many pediatric malignancies. Unfortunately platinum-based therapies cause ototoxicity in many patients, and are particularly harmful to the survivors of pediatric cancer.

In the U.S., it is estimated that over 2,000 children are diagnosed with local cancers that may receive platinum based chemotherapy and globally over 5,000. The incidence of hearing loss in these children depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

STS has been studied by cooperative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, The Clinical Oncology Group Protocol ACCL0431 and SIOPEL 6. Both studies are closed to recruitment. The COG ACCL0431 protocol enrolled one of five childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma.  SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals, Inc., is a specialty pharmaceutical company focused on the development of Sodium Thiosulfate (STS) for the prevention of platinum-induced ototoxicity in pediatric patients. STS has received Orphan Drug Designation in the US in this setting. For more information, please visit www.fennecpharma.com.

Forward-Looking Statements

Except for historical information described in this press release, all other statements are forward-looking, including statements or assumptions about regulatory approval for STS and any other statements regarding the Company’s objectives (and strategies to achieve such objectives), future expectations, beliefs, goals or prospects. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that the necessary approvals by regulatory bodies are not obtained; that the Company requires the proceeds for a purpose other than that anticipated, that a material adverse change occurs in respect of the Company; that regulatory and guideline developments may change; that scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals; that clinical results may not be replicated in actual patient settings; that protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors; that the available market for the Company’s products will not be as large as expected; that the Company’s products will not be able to penetrate one or more targeted markets; that revenues will not be sufficient to fund further development and clinical studies; that the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2014. Fennec Pharmaceuticals Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

T: (919) 636-5144